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                                     EXHIBIT 99.1


                              SPINNAKER INDUSTRIES, INC.


                                                  CONTACT:
                                                  Richard J. Boyle
                                                  Chairman and CEO
                                                  612/933-5573
                                                  or
                                                  Bill Robertson
                                                  Sunwest Comms.
                                                  214/373-1601

FOR IMMEDIATE RELEASE: February 5, 1998


                      SPINNAKER INDUSTRIES OFFERING $25 MILLION
                       OF PREFERRED STOCK IN PRIVATE PLACEMENT

DALLAS -- Spinnaker Industries, Inc. (Nasdaq: SPNIA and SPNI) announced Thursday a proposed private placement offering of $25 million of preferred stock.

     The preferred stock will be convertible into Spinnaker's common stock
(SPNI) and will be redeemable by Spinnaker, for cash, at any time after January 15, 2003. The preferred stock will be subject to mandatory redemption by Spinnaker in 2010. Dividends on the preferred stock will be payable in cash or additional shares of preferred stock, at the company's option.

     The preferred stock offering is being made to qualified buyers in reliance on Rule 144A and other exemptions from registration under the Securities Act of 1933. Spinnaker will grant the initial purchaser of the preferred stock an option to purchase up to $3.75 million of additional preferred stock solely to cover over-allotments.

     The net proceeds from the offering of preferred stock will be combined with other funds, including borrowings under Spinnaker's revolving credit facility, to consummate the acquisition of S.D. Warren Company's pressure sensitive label business, which Spinnaker announced in November 1997.

     The proposed offering of preferred stock will not be registered under the Securities Act or any securities laws of any state or other jurisdiction and may not be offered or sold in the U.S. or any state thereof or other jurisdiction without registration or an applicable exemption from registration requirements.

SOURCE:   Spinnaker Industries, Inc.